News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES QUARTERLY CASH DIVIDEND

NEW BRUNSWICK, NEW JERSEY – April 21, 2022; Magyar Bancorp, Inc. (NASDAQ: MGYR) announced today that its Board of Directors has declared a quarterly cash dividend of $0.03, payable May 19, 2022 to shareholders of record on May 5, 2022.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Contact: John Reissner, 732.214.2083